The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/393-0227

FOR IMMEDIATE RELEASE	EXHIBIT 99.1

Contact:	Mary Doyle Vice President Investor Relations (800)225-0135 (214)528-5588

HALLWOOD GROUP REPORTS RESULTS FOR
THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2003

Dallas, Texas, March 29, 2004 — The Hallwood Group Incorporated (AMEX-HWG) today reported results for the fourth quarter and year ended December 31, 2003.

For the quarter, income from continuing operations was $421,000, or $0.30 per share (assuming dilution), compared to a loss of $364,000, or $0.27 per share in 2002, on revenue of $31.6 million and $25.8 million, respectively. Net income for the quarter was $421,000 in 2003, or $0.30 per share, compared to a net loss of $681,000, or $0.50 per share, in 2002. The 2002 quarter included a $317,000 loss from discontinued operations.

For the year, income from continuing operations was $7.4 million, or $5.30 per share, compared to income of $3.4 million, or $2.38 per share, in 2002, on revenue of $113.2 million and $97.2 million, respectively. Net income was $7.4 million in 2003, or $5.30 per share, compared to $7.4 million or $5.19 per share, in 2002. The 2002 results included income from discontinued operations of $3.4 million, principally related to gains from the extinguishment of debt on the disposition of two hotel properties.

Following is a comparison of results by business segment for the fourth quarters and years ended December 31, 2003 and 2002:

Real Estate The real estate segment reported income of $793,000, on revenue of $1.3 million in the 2003 quarter, compared to income of $769,000, on revenue of $1.8 million in 2002.

For the year, the real estate segment reported a loss of $855,000, on revenue of $4.6 million, compared to income of $4.6 million on revenue of $7.1 million in 2002. The 2003 results were impacted by $3.4 million of litigation expense, resulting from a judgment rendered in the Gotham Partners, L.P. matter.

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Textile Products The textile products segment reported income of $1.2 million in the 2003 quarter, on revenue of $29.5 million, compared to $777,000 in the 2002 quarter, on revenue of $23.2 million.

For the year, the textile products segment reported income of $6.0 million, on revenue of $104.7 million, compared to $2.7 million on revenue of $85.9 million in 2002.

The increases in 2003 revenue and income were the result of additional sales of specialty fabric to U.S. military contractors and higher margins.

Other The other segment which consists principally of deferred revenue from a noncompetition agreement, less interest, administrative expenses and cost of a Separation Agreement, reported losses of $736,000 and $1.5 million, for the 2003 and 2002 quarters, respectively.

For the 2003 and 2002 years, the loss was $1.2 million and $1.6 million, respectively. The decreases in 2003 were principally a result of a $1.0 million charge in the 2002 fourth quarter for an additional cost of the Separation Agreement.

Income Taxes The 2003 quarter income tax expense attributable to continuing operations was $883,000 and included a non-cash, deferred federal tax expense of $640,000, a current federal tax benefit of $5,000 and state tax expense of $248,000. The 2002 quarter income tax expense was $459,000 and included a deferred federal tax benefit of $20,000, a current federal tax expense of $16,000 and state tax expense of $463,000.

For the 2003 year, income taxes attributable to continuing operations was a $3.5 million (benefit), which included a deferred federal tax benefit of $4.5 million, a current federal tax expense of $70,000 and state tax expense of $946,000. For the 2002 year, income tax expense attributed to continuing operations was $2.3 million, which included a deferred federal tax expense of $1.5 million, current federal tax of $50,000 and state taxes of $813,000.

Discontinued Operations The loss from discontinued operations in the 2002 quarter was $317,000.

For the 2002 year, the discontinued hotels segment reported income of $3.4 million, including gains from extinguishment of debt associated with the disposition of two hotels of $5.8 million less a deferred tax charge of $1.8 million.

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Cumulative Effect of Change in Accounting Principle

The effect of adopting SFAS No. 142 on January 1, 2002 resulted in the recording of $568,000 of income from the cumulative effect of a change in accounting principle, which represented the unamortized amount of negative goodwill associated with the Company’s investment in Hallwood Realty Partners, L.P.

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The following table sets forth selected financial information for the quarters and years ended December 31, 2003 and 2002, respectively.

THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Revenue	$31,591	$25,827	$113,245	$97,156

Income from continuing operations before income taxes	$1,304	$95	$3,956	$5,711
Income taxes benefit (expense)	(883)	(459)	3,469	(2,319)

Income (loss) from continuing operations	421	(364)	7,425	3,392
Income (loss) from discontinued operations, net of tax	—	(317)	—	3,402

Income (loss) before cumulative effect of SFAS No. 142 adoption	421	(681)	7,425	6,794
Income from cumulative effect of SFAS No. 142 adoption	—	—	—	568

Net income (loss)	421	(681)	7,425	7,362
Cash dividend on preferred stock	—	—	(50)	(50)

Net income (loss) available to common stockholders	$421	$(681)	$7,375	$7,312

PER COMMON SHARE
BASIC:
Income (loss) from continuing operations	$0.32	$(0.27)	$5.47	$2.45
Income (loss) from discontinued operations	—	(0.23)	—	2.50
Income (loss) from cumulative effect of SFAS No. 142 adoption	—	—	—	0.42

Net income (loss)	$0.32	$(0.50)	$5.47	$5.37

Weighted average shares outstanding	1,326	1,361	1,347	1,361
ASSUMING DILUTION:
Income (loss) from continuing operations	$0.30	$(0.27)	$5.30	$2.38
Income (loss) from discontinued operations	—	(0.23)	—	2.41
Income from cumulative effect of SFAS No. 142 adoption	—	—	—	0.40

Net income (loss)	$0.30	$(0.50)	$5.30	$5.19

Weighted average shares outstanding	1,400	1,361	1,390	1,415

Certain statements in this press release may constitute “forward-looking statements”, which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.

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